UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Kramer, John F.
   8989 North Deerwood Drive


   Milwaukee, WI  53223
2. Issuer Name and Ticker or Trading Symbol
   Catalyst International, Inc. (CLYS)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   06/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   EVP, External Operations
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  06/19/00    M        8,300         A  $7.0000                     D  Direct
Common Stock                                  06/19/00    S        6,000         D  $7.8750                     D  Direct
Common Stock                                  06/19/00    S        2,300         D  $8.0000                     D  Direct
Common Stock                                  06/20/00    M        4,700         A  $7.0000                     D  Direct
Common Stock                                  06/20/00    S        3,000         D  $8.0000                     D  Direct
Common Stock                                  06/20/00    S        1,000         D  $7.8750                     D  Direct
Common Stock                                  06/20/00    S        700           D  $8.1250                     D  Direct
Common Stock                                  06/21/00    M        2,000         A  $7.0000                     D  Direct
Common Stock                                  06/21/00    S        1,000         D  $8.0000                     D  Direct
Common Stock                                  06/21/00    S        1,000         D  $8.1250                     D  Direct
Common Stock                                  06/22/00    M        5,000         A  $5.5000                     D  Direct
Common Stock                                  06/22/00    S        1,000         D  $8.1250                     D  Direct
Common Stock                                  06/22/00    S        1,000         D  $8.5000                     D  Direct
Common Stock                                  06/22/00    S        3,000         D  $8.5625                     D  Direct
Common Stock                                  06/23/00    M        2,000         A  $4.5000                     D  Direct
Common Stock                                  06/23/00    S        2,000         D  $8.0000                     D  Direct
Common Stock                                  06/26/00    M        1,000         A  $5.5000                     D  Direct
Common Stock                                  06/26/00    S        700           D  $8.2500                     D  Direct
Common Stock                                  06/26/00    S        300           D  $8.6250                     D  Direct
Common Stock                                  06/27/00    M        6,700         A  $5.5000                     D  Direct
Common Stock                                  06/27/00    S        200           D  $8.7500                     D  Direct
Common Stock                                  06/29/00    M        2,300         A  $5.5000                     D  Direct
Common Stock                                  06/29/00    M        3,000         A  $4.5000                     D  Direct
Common Stock                                  06/29/00    S        5,300         D  $8.0000                     D  Direct
Common Stock                                  06/30/00    M        500           A  $4.5000                     D  Direct
Common Stock                                  06/30/00    S        500           D  $8.1250                     D  Direct
Common Stock                                  06/30/00    M        14,000        A  $4.3125                     D  Direct
Common Stock                                  06/30/00    S        12,000        D  $8.0000                     D  Direct
Common Stock                                  06/30/00    S        1,000         D  $8.2500                     D  Direct
Common Stock                                  06/30/00    S        1,000         D  $8.1250      1,500          D  Direct
Common Stock                                  06/27/00    S        6,500         D  $8.5000                     D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Employee Stock Option (right to$4.3125         06/30/00       M                          14,000           (1)          07/21/07
 buy)
Employee Stock Option (right to$4.5000         06/23/00       M                          2,000            (1)          10/25/06
 buy)
Employee Stock Option (right to$4.5000         06/29/00       M                          3,000            (1)          10/25/06
 buy)
Employee Stock Option (right to$4.5000         06/30/00       M                          500              (1)          10/25/06
 buy)
Employee Stock Option (right to$5.5000         06/22/00       M                          5,000            12/05/97 (2) 12/05/07
 buy)
Employee Stock Option (right to$5.5000         06/26/00       M                          1,000            12/05/97 (2) 12/05/07
 buy)
Employee Stock Option (right to$5.5000         06/27/00       M                          6,700            12/05/97 (2) 12/05/07
 buy)
Employee Stock Option (right to$5.5000         06/29/00       M                          2,300            12/05/97 (2) 12/05/07
 buy)
Employee Stock Option (right to$7.0000         06/19/00       M                          8,300            (3)          04/09/08
 buy)
Employee Stock Option (right to$7.0000         06/20/00       M                          4,700            (3)          04/09/08
 buy)
Employee Stock Option (right to$7.0000         06/21/00       M                          2,000            (3)          04/09/08
 buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Employee Stock Option (right to06/30/00  Common Stock                   14,000                    4,000         D   Direct
 buy)
Employee Stock Option (right to06/23/00  Common Stock                   2,000                                   D   Direct
 buy)
Employee Stock Option (right to06/29/00  Common Stock                   3,000                                   D   Direct
 buy)
Employee Stock Option (right to06/30/00  Common Stock                   500                       0             D   Direct
 buy)
Employee Stock Option (right to06/22/00  Common Stock                   5,000                                   D   Direct
 buy)
Employee Stock Option (right to06/26/00  Common Stock                   1,000                                   D   Direct
 buy)
Employee Stock Option (right to06/27/00  Common Stock                   6,700                                   D   Direct
 buy)
Employee Stock Option (right to06/29/00  Common Stock                   2,300                     0             D   Direct
 buy)
Employee Stock Option (right to06/19/00  Common Stock                   8,300                                   D   Direct
 buy)
Employee Stock Option (right to06/20/00  Common Stock                   4,700                                   D   Direct
 buy)
Employee Stock Option (right to06/21/00  Common Stock                   2,000                     0             D   Direct
 buy)

Explanation of Responses:

(1)
The Option vests 20% on the first anniversary of the date of grant and 1-2/3% each month thereafter, provided Mr. Kramer remains an employee of the Company.
(2)
The Option vests 50% on the date of grant and 50% on December 31, 1998, provided Mr. Kramer remains an employee of the Company.
(3)
The Option vests 100% on the two year anniversary of the date of grant, provided Mr. Kramer remains an employee of the Company.

SIGNATURE OF REPORTING PERSON
/S/ By: Sean P. McGowan
    For: John F. Kramer
DATE 07/06/00